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                                                                   EXHIBIT 10.28

December 17, 2001

Mr. Doug Barre
[Address intentionally omitted.]

Dear Doug,

         In connection with the Employment Agreement dated May 17, 2000 between you and Borland Software Corporation ("Borland"), as modified by a letter agreement dated September 11, 2000 (collectively, the "Employment Agreement"), subject to the approval of the Borland Board of Directors, the Employment Agreement is hereby amended as set forth herein.

         All references in the Employment Agreement to "Inprise Corporation" shall be amended to read "Borland Software Corporation" and all references to "Borland" and the "Company" shall be amended to read "Borland".

1. A section shall be added to the Employment Agreement reading as follows:1

         "Additional Payment:
         -------------------

                 (a) In the event that any payment or benefit received or to be received by you pursuant to this Agreement or any other Borland plan, agreement or arrangement (collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar or successor provision (the "Excise Tax"), Borland shall pay to you within ninety (90) days of the date you become subject to the Excise Tax, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of (1) any Excise Tax on the Payments and (2) any federal, state and local income or employment tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Payments.

                 (b) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax:

                           (1) Any other payments or benefits received or to be
                  received by you in connection with transactions contemplated by a "change in control" or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Borland), shall be treated as "parachute payments" within the meaning of Section 280G of the Code or any similar or successor provision, and all "excess parachute payments" within the meaning of Section 280G or any similar or successor provision shall be treated as subject to the Excise Tax, unless in the opinion of Borland's independent auditors such other payments or benefits (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G (or any similar or successor provision of the Code) in excess of the base amount within the meaning of Section 280G (or any similar or successor provision of the Code), or are otherwise not subject to the Excise Tax.

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1 Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement.

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                           (2) The amount of the Payments which shall be treated
                  as subject to the Excise Tax shall be equal to the lesser of
                  (i) the total amount of the Payments or (ii) the amount of the excess parachute payments within the meaning of Section 280G after applying paragraph (b)(1) above.

The value of any non-cash benefits or any deferred payment or benefit shall be determined by Borland's independent auditors in accordance with the principles of Section 280G of the Code.

                 (c) For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                 (d) In the event that the Excise Tax is determined to be less than the amount taken into account hereunder, you shall repay to Borland, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

                 (e) In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Borland shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined."

         Other than as expressly modified above, all of the other terms and conditions of the Employment Agreement shall remain in full force and effect without modification.

                                      Sincerely,

                                      BORLAND SOFTWARE CORPORATION


                                      By:      /s/ Dale L. Fuller
                                           -------------------------------------
                                           Dale L. Fuller
                                           President and Chief Executive Officer

AGREED AND ACCEPTED ON
THIS   17   DAY OF DECEMBER 2001
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    /s/ Doug Barre
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Doug Barre